Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

Houston | London | Los Angeles | New York | Northern Virginia | Orange County | Sacramento | San Diego | San Diego North County | San Francisco | Shanghai | Silicon Valley | Tokyo | Washington, DC

November 14, 2017

Acer Therapeutics Inc.
222 Third Street, Suite 2240
Cambridge, MA 02142

Re:
Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Acer Therapeutics Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 635,000 shares of the Company's Common Stock, par value $.01 per share (the “Shares”), issuable pursuant to the Company’s Amended and Restated 2010 Stock Incentive Plan, as amended, and the Company’s 2013 Stock Incentive Plan, as amended (collectively, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the Texas Corporation Act of the State of Texas, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP